EXHIBIT 99.1

NYSE: MGG

Date: March 17, 2006
Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Holdings Elects Second Independent Board Member

TULSA, Okla. -- Magellan Midstream Holdings, L.P. (NYSE: MGG) announced that James C. Kempner has been elected an independent member of its general partner's board of directors, bringing the current number of board members to seven. He also will serve on the board's audit and conflicts committees.

Kempner is the retired president and chief executive officer and former chief financial officer of Imperial Sugar Company. Prior to joining Imperial, he served for more than 10 years in several executive positions with Pogo Producing Company, including treasurer and chief financial officer. His career also includes nine years of investment banking experience with Lehman Brothers in the oil services industry.

"Jim's extensive experience in both the financial and energy arenas will be of great value to Magellan Midstream Holdings," said Don Wellendorf, chief executive officer.

Kempner received a bachelor's degree from Harvard College and a master's degree in business administration from Stanford University.

Once all director positions are filled, the board will include eight members. The board intends to elect one additional independent director in the near future.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a limited partnership formed to own and control Magellan GP, LLC, the general partner of Magellan Midstream Partners, L.P. (NYSE: MMP). Magellan GP, LLC currently owns a 2% general partner interest and 100% of the incentive distribution rights in MMP. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.